Dr. Nabil Y. Sakkab Elected to Altria’s Board of Directors

RICHMOND, Va. — (BUSINESS WIRE) — Oct. 28, 2008 — The Board of Directors of Altria Group, Inc. (Altria) (NYSE: MO) today announced the election of Dr. Nabil Y. Sakkab to the Board of Directors. With the addition of Dr. Sakkab, the Altria Board increases from eight to nine directors.

Dr. Sakkab retired from his position as Senior Vice President, Corporate Research and Development, at The Procter & Gamble Company (P&G) in November 2007. He was also a member of the Leadership Council of P&G. Dr. Sakkab joined P&G in 1974 after receiving his Ph.D. from the Illinois Institute of Technology and after working as a Post-Doctoral Fellow at Texas A&M University. At P&G Dr. Sakkab established and managed research & development laboratories in the United States, Europe, Japan and China.

“I am delighted to welcome Nabil Sakkab to our Board of Directors,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “I know he will make significant contributions with his broad business, scientific and innovation background.”

Dr. Sakkab is the author of several scientific and innovation management publications and a co-inventor on several patents. He has been a leader of innovation and has been featured in The Economist, Financial Times, and in many other prominent business publications. In May 2007, Dr. Sakkab was awarded the national Industrial Research Institute (IRI) Medal, a distinction that recognizes and honors leaders of technology for their outstanding accomplishments in technological innovation that contribute broadly to the development of industry and to the benefit of society. In October 2007, Dr. Sakkab was the recipient of the prestigious Maurice Holland Award for an article he co-wrote regarding R&D leadership and management.

Dr. Sakkab will serve as Chairman of Altria’s newly created Innovation Committee.

Altria Profile

As of September 30, 2008, Altria owned 100% of each of Philip Morris USA, John Middleton Co. and Philip Morris Capital Corporation. In addition, Altria held a 28.5% economic and voting interest in SABMiller plc. More information is available about Altria at www.altria.com.

CONTACT:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

SOURCE: Altria Group, Inc.

6601 West Broad Street, Richmond, VA 23230